Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of SpringBig Holdings, Inc. (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-266293) of our report dated March 17, 2022, with respect to our audits of the financial statements of SpringBig, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Fort Lauderdale, Florida
August 5, 2022